Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-197476

Prospectus Supplement No. 8
(To Prospectus dated January 22, 2015)

ENERGY 11, L.P.

An Offering of Common Units of Limited Partnership Interest
Minimum Offering: 1,315,790 Common Units
Maximum Offering: 100,263,158 Common Units

This Prospectus Supplement No. 8 supplements and amends the prospectus dated January 22, 2015, referred to herein as the Prospectus.  Prospective investors should carefully review the Prospectus and this Prospectus Supplement No. 8 (in addition to Prospectus Supplement No. 6 dated November 13, 2015 which is cumulative and replaces all prior Prospectus Supplements and Prospectus No. 7 dated December 21, 2015).

This Prospectus Supplement No. 8 is qualified by reference to the Prospectus and Prospectus Supplement Nos. 6 and 7, except to the extent that the information in this Prospectus Supplement No. 8 updates or supersedes the information contained in the Prospectus and Prospectus Supplement Nos. 6 and 7, including any supplements and amendments thereto.  This Prospectus Supplement No. 8 is not complete without, and may not be delivered or utilized except in connection with, the Prospectus and Prospectus Supplement Nos. 6 and 7.

Completion of sale of initial offering at $19.00 per common unit ($100 million)

Pursuant to the offering, we were offering 5,263,158 common units at $19.00 per common unit and the remaining 95,000,000 common units at $20.00 per common unit. On March 4, 2016 we had received subscriptions for all of the common units we were offering at $19.00 per common unit and, consequently, all common units offered and sold after that date will be at $20.00 per common unit.

The following disclosure is added to the end of the section of the Prospectus titled “Description of the Management Agreement” on page 76 of the Prospectus.

Recent Information Involving Affiliates of the Manager

On March 2, 2016, Aubrey McClendon, who controlled our third party manager E11 Management, LLC (the “Manager”) was killed in a car accident.  We do not believe this will cause any interruption in our existing operations, since as previously disclosed, substantially all of the Partnership’s assets are operated by Whiting Petroleum Corporation, an independent third party.

There are significant risks associated with an investment in our common units. These risks are described under the caption “Risk Factors” beginning on page 20 of the Prospectus, as the same may be updated in prospectus supplements.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 4, 2016.